Exhibit 99.1

Seres Therapeutics Reports Second Quarter 2023 Financial Results and Provides Business Updates

– VOWSTTM is the first orally administered microbiome therapeutic FDA-approved for prevention of recurrence of C. difficile infection in adults following antibacterial treatment for recurrent CDI (rCDI) –

– VOWST early commercial uptake encouraging with strong initial demand observed across healthcare provider specialties and rCDI patient profiles, including first recurrence –

–SER-155 Phase 1b Cohort 1 clinical data showed favorable tolerability, successful drug bacteria engraftment and a substantial reduction in pathogen domination in the gastrointestinal microbiome; Cohort 2 data readout anticipated in mid-2024 –

– Conference call at 8:30 a.m. ET today –

CAMBRIDGE, Mass., August 8, 2023 — Seres Therapeutics, Inc. (Nasdaq: MCRB), a leading microbiome therapeutics company, today reported second quarter 2023 financial results and provided business updates.

“Seres achieved a major corporate milestone during the second quarter with the FDA approval of VOWST, the first and only FDA-approved, orally administered microbiome therapeutic for the treatment of adult recurrent C. difficile infection patients, including those with first recurrence,” said Eric Shaff, President and Chief Executive Officer at Seres. “Alongside our collaborator, Nestlé Health Science, we have been executing the VOWST launch in the United States, and we are highly encouraged by the early performance. This includes the breadth of the prescriber base, use across the rCDI patient pool – including first recurrence – as well as the progress being made in payer discussions. We continue working to enable eligible individuals to gain access to this important new medicine as quickly and efficiently as possible.”

“We also made meaningful progress with our earlier-stage pipeline. Initial Phase 1b Cohort 1 data from our investigational SER-155 program support our therapeutic objective of reducing serious enteric infections, resulting bloodstream infections and GvHD in allo-HSCT patients, a medically vulnerable population. The SER-155 study continues to enroll, and we anticipate top-line results from the placebo-controlled portion of the study in mid-2024.”

FDA Approval of VOWST and Initial Commercial Uptake: In April 2023, Seres and Nestlé Health Science announced the Food and Drug Administration (FDA) approval of VOWST (fecal microbiota spores, live-brpk), formerly called SER-109, an orally administered microbiome therapeutic to prevent recurrence of C. difficile Infection (CDI) in adults following antibacterial treatment for recurrent CDI (rCDI). VOWST is thought to facilitate restoration of the gut microbiome.

Recurrent CDI is a serious disease that often results in hospitalization and can lead to death. There are an estimated 156,000 recurrences in the United States and at least 20,000 deaths due to C. diff infections per year.

In July 2021, Seres and Nestlé Health Science entered into an agreement to jointly commercialize VOWST in the U.S. and Canada. Nestlé Health Science is leveraging its global pharmaceutical business, including the utilization of its existing U.S. infrastructure with a 150-person gastrointestinal sales force, a payer access team, and a 20-person hospital salesforce. Seres and Nestlé Health Science are committed to helping patients who have been prescribed VOWST obtain access. See www.vowst.com for further information.

VOWST became commercially available in the U.S. in early June 2023. Encouraging and broad early demand has been observed across patients and healthcare providers during the early launch period (metrics noted below are based on data through July 27, 2023, as provided by Nestlé Health Science):

•	610 completed prescription enrollment forms for VOWST were received; of those 282 have already culminated in new patient starts

•

Prescription enrollment forms were submitted by over 480 unique healthcare providers (HCPs), with approximately 70% from gastroenterology and the remainder from other specialties; 78 HCPs have prescribed VOWST to more than one patient

•	Early VOWST demand was observed across the recurrent CDI patient pool, including first recurrence, which is the largest rCDI patient segment

Payer engagement continues, including with the three largest Pharmacy Benefit Managers (PBMs). The Company expects coverage policies to begin to be issued during H2 2023.

VOWST Phase 3 Development Program: The FDA approval of VOWST was supported by a robust Phase 3 development program that included the ECOSPOR III and ECOSPOR IV studies. VOWST was previously granted Breakthrough Therapy and Orphan Drug Designations by the FDA.

ECOSPOR III was a multicenter, randomized, placebo-controlled study in individuals with rCDI, the results of which were published in the New England Journal of Medicine. The study’s primary objective was to demonstrate the reduction of CDI recurrence with VOWST. In ECOSPOR III, VOWST was shown to reduce CDI recurrence at eight weeks, with approximately 88% of individuals recurrence-free at eight weeks post-treatment, compared to 60% in participants who received placebo. In addition, at six months post-treatment, 79% of the VOWST group were demonstrated to be recurrence-free, compared to 53% in the placebo group. No serious adverse events were considered related to VOWST. The most common solicited adverse reactions reported by ≥5% of VOWST recipients, and at a rate greater than that reported by placebo recipients through eight weeks were abdominal distention (31.1% VOWST versus 29.3% placebo), fatigue (22.2% VOWST versus 21.7% placebo), constipation (14.4% VOWST versus 10.9% placebo), chills (11.1% versus 7.6% placebo), and the unsolicited event of diarrhea (10.0% versus 4.3% placebo).

ECOSPOR IV was an open-label, single arm study evaluating VOWST in 263 adult participants with rCDI. Study results were published in the JAMA Network Open. The ECOSPOR IV study results contributed to the VOWST safety database and supported product approval.

SER-155 Phase 1b Cohort 1 Study Results: In May 2023, Seres announced SER-155 safety and pharmacology clinical data in allo-HSCT subjects including:

•	favorable tolerability profile observed, with no serious adverse events attributed to SER-155 administration patients;

•

bacteria in the SER-155 engrafted, populating the gastrointestinal (GI) microbiome, with a magnitude and kinetics consistent with expectations from prior clinical results from other Seres microbiome therapeutics; and

•	cumulative incidence of domination with ESKAPE pathogen bacterial families was rare and observed at substantially lower incidence rates than observed in a reference population of allo-HSCT patients.[1]

SER-155 is an investigational, orally administered, 16-strain, cultivated microbiome therapeutic designed to prevent colonization and reduce the abundance and domination of ESKAPE pathogens (e.g., from families such as Enterococcaceae, Enterobacteriaceae, Streptococcaceae, Staphylococcaceae) in the GI tract to reduce the risk of enteric driven bloodstream infections and other downstream consequences such as GvHD in patients receiving allo-HSCT. SER-155 has the potential to also impact antimicrobial resistance (AMR), including infections caused by carbapenem-resistant Enterobacteriaceae (CRE) and vancomycin-resistant Enterococci (VRE). The development of SER-155 is supported by SER-109 Phase 3 ECOSPOR III study exploratory results showing the decolonization of gut pathogens beyond C. difficile, including bacteria carrying antibiotic resistance genes, in the GI microbiome following SER-109 administration.

The ongoing SER-155 Phase 1b study includes two cohorts, with Cohort 1 designed to assess safety and drug pharmacology, including the engraftment of drug bacteria in the gastrointestinal tract and the reduction in abundance and dominance of ESKAPE pathogens which has been associated with increased risk of blood stream infections, severe forms of GvHD, and patient survival.

Enrollment of the Cohort 2 study is ongoing, incorporating a randomized, double-blinded placebo-controlled design to further evaluate safety and engraftment, as well as clinical outcomes, and will enroll approximately 60 subjects administered either SER-155 or placebo at a 1:1 ratio. The Company anticipates obtaining Cohort 2 study data in mid-2024.

Infection Protection Research: The Company continues to conduct research to bring forward new investigational microbiome therapeutics as a novel approach for Infection Protection for medically compromised individuals, including those with cancer neutropenia, cirrhosis or solid organ transplant. Clinical and preclinical studies are evaluating the potential to reduce the abundance of targeted pathogens to decrease the potential for pathogen transmission, strengthen epithelial barriers to further reduce translocation and the frequency of bloodstream infections, and to modulate immune responses to tackle medical complications such as graft-versus-host disease (GvHD). The Company plans to announce an additional microbiome therapeutic program in H2 2023.

Ulcerative Colitis (UC) Research: The Company previously reported clinical, microbiome and metabolomic data from the SER-287 Phase 2b study and the first cohort of its SER-301 Phase 1b study. Available data for these investigational microbiome therapeutics suggest that there may be an opportunity to utilize biomarker-based patient selection and stratification for future studies. Research activities remain ongoing to inform potential further development activities.

Financial Results

Seres reported net income of $46.6 million for the second quarter of 2023, as compared with a net loss of $64.7 million for the same period in 2022. The net income in the second quarter of 2023 was primarily due to the $125 million milestone received from Nestle upon FDA approval of VOWST. Net sales of VOWST for the second quarter of 2023, the first partial quarter following launch, were $1.6 million. Following the first commercial sale of VOWST, Seres shares equally with Nestle, its collaborator, in the VOWST commercial profits and losses. Seres share of the VOWST net loss for the second quarter of 2023 was $2.1 million, which was included in the Company’s operating results within Collaboration (profit) loss sharing—related party.

Research and development expenses for the second quarter of 2023 were $46.8 million, compared with $43.9 million for the same period in 2022. The research and development expenses were primarily related to Seres’ VOWST clinical development program and manufacturing costs, as well as personnel expenses. Included in the second quarter 2023 total R&D expenses are $11.0 million of commercial manufacturing costs for VOWST. Following the approval of VOWST, R&D expenses in the Seres P&L will no longer include VOWST commercial manufacturing costs, as these costs will be capitalized and recognized on the Company’s balance sheet. The second quarter 2023 total R&D expenses also reflected a $4.5 million increase in stock-based compensation expense versus the same period in 2022, primarily due to stock options and restricted stock units (RSUs) with performance conditions that either started vesting or vested upon VOWST approval.

General and administrative expenses for the second quarter of 2023 were $28.1 million, compared with $20.3 million for the same period in 2022. General and administrative expenses were primarily related to personnel expenses, professional fees, including VOWST commercial readiness and pre-launch expenses, and facility costs. The second quarter 2023 total G&A expenses also reflected a $2.3 million increase in stock-based compensation expense versus the same period in 2022, primarily due to stock options and RSUs with performance conditions that either started vesting or vested upon VOWST approval. Additionally, G&A expenses in the second quarter of 2023 reflect $3.8 million of one-time transaction and milestone payments due to third parties as a result of the FDA approval of VOWST.

The Company remains disciplined with its cash deployment and is prioritizing 1) the successful commercial launch for VOWST, and 2) continued development of SER-155. Given the 3-year shelf life of VOWST and operational efficiencies related to the VOWST production process, the Company was able to close one of its three donor collection facilities supporting VOWST manufacturing, reducing costs without impacting the ability to meet anticipated market demand. In addition, the Company recently opened a centralized donor screening lab allowing for in-house donor medical testing, resulting in expected future cost savings. The Company remains committed to further reducing costs and plans to share additional updates in the future.

Seres ended the second quarter of 2023 with $229.5 million in cash, cash equivalents, and investments as compared with $181.3 million at the end of 2022. In May, Seres received a $125.0 million milestone payment from Nestlé Health Science associated with the FDA approval of VOWST.

In April 2023, Seres announced that it had entered into a new $250.0 million senior secured debt facility provided by funds managed by Oaktree Capital Management, L.P. The Company drew the first tranche of $110.0 million at closing, with three additional tranches available. These additional tranches include $90.0 million that will be available in two tranches of $45.0 million each based upon the achievement of certain applicable VOWST sales targets, and an additional $50.0 million will be available to the Company at Oaktree’s discretion to support potential future business development activities. Of the $110.0 million advanced by Oaktree at closing, $53.4 million retired outstanding debt, and after deducting fees and expenses, the net proceeds to the Company were $50.4 million.

Conference Call Information

Seres’ management will host a conference call today, August 8, 2023, at 8:30 a.m. ET. To access the conference call, please dial 800-715-9871 (domestic) or 646-307-1963 (international) and reference Conference ID 4844622. To join the live webcast, please visit the “Investors and News” section of the Seres website at www.serestherapeutics.com.

A webcast replay will be available on the Seres website beginning approximately two hours after the event and will be archived for at least 21 days.

INDICATION AND IMPORTANT SAFETY INFORMATION FOR VOWST

INDICATION

VOWST is indicated to prevent the recurrence of Clostridioides difficile infection (CDI) in individuals 18 years of age and older following antibacterial treatment for recurrent CDI (rCDI).

Limitation of Use: VOWST is not indicated for treatment of CDI.

IMPORTANT SAFETY INFORMATION

WARNINGS AND PRECAUTIONS

Transmissible infectious agents: Because VOWST is manufactured from human fecal matter, it may carry a risk of transmitting infectious agents. Report any infection that is suspected to have been transmitted by VOWST to Aimmune Therapeutics, Inc. at 1-833-246-2566.

Potential presence of food allergens: VOWST may contain food allergens. The potential to cause adverse reactions due to food allergens is unknown.

ADVERSE REACTIONS

The most common adverse reactions (reported in ≥5% of participants) were abdominal distension (31.1%), fatigue (22.2%), constipation (14.4%), chills (11.1%), and diarrhea (10.0%).

To report SUSPECTED ADVERSE REACTIONS, contact Aimmune Therapeutics at 1-833-AIM-2KNO (1-833-246-2566), or the FDA at 1-800-FDA-1088, or visit www.fda.gov/MedWatch.

DRUG INTERACTIONS

Do not administer antibacterials concurrently with VOWST.

Please see Full Prescribing Information and Patient Information

About Seres Therapeutics

Seres Therapeutics, Inc. (Nasdaq: MCRB) is a commercial-stage company developing novel microbiome therapeutics for serious diseases. In June 2023, Seres was named one of the TIME100 Most Influential Companies. Seres’ lead program, VOWST™, obtained U.S. FDA approval in April 2023 as the first orally administered microbiome therapeutic to prevent recurrence of C. difficile infection (CDI) in adults following antibacterial treatment for recurrent CDI and is being commercialized in collaboration with Nestlé Health Science. Seres is evaluating SER-155 in a Phase 1b study in patients receiving allogeneic hematopoietic stem cell transplantation. The Company is also conducting research to inform further development of microbiome therapeutics for ulcerative colitis. For more information, please visit www.serestherapeutics.com.

About SER-155

SER-155 is a consortium of bacterial species selected using Seres’ reverse translation discovery and development platform technologies. The design incorporates microbiome biomarker data from human clinical data and nonclinical human cell-based assays and in vivo disease models. The SER-155 composition aims to decrease the colonization and abundance of bacterial pathogens that can harbor antibiotic resistance and to enhance epithelial barrier integrity in the GI tract to both reduce the likelihood of pathogen translocation and decrease the incidence of bloodstream infections. Further, SER-155 is designed to modulate host immune responses to decrease GvHD.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. All statements contained in this press release that do not relate to matters of historical fact should be considered forward-looking statements, including the commercial success of VOWST, the timing and results of clinical studies, the ability for microbiome therapeutics to modulate the microbiome and treat or prevent infection, our ability to achieve sales targets and the receipt of future milestones and debt tranches, and other statements which are not historical fact.

These forward-looking statements are based on management’s current expectations. These statements are neither promises nor guarantees, but involve known and unknown risks, uncertainties and other important factors that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements, including, but not limited to, the following: we have incurred significant losses, are not currently profitable and may never become profitable; our need for additional funding; our limited operating history; our reliance on third parties and collaborators to conduct our clinical trials, manufacture our product candidates and develop and commercialize VOWST and any other product candidates, if approved; the unknown degree and competing factors of market acceptance for VOWST; the competition we will face; our ability to protect our intellectual property; and our ability to retain key personnel and to manage our growth. These and other important factors discussed under the caption “Risk Factors” in our Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission (SEC), on May 9, 2023, and our other reports filed with the SEC could cause actual results to differ materially from those indicated by the forward-looking statements made in this press release. Any such forward-looking statements represent management’s estimates as of the date of this press release. While we may elect to update such forward-looking statements at some point in the future, we disclaim any obligation to do so, even if subsequent events cause our views to change. These forward-looking statements should not be relied upon as representing our views as of any date subsequent to the date of this press release.

SERES THERAPEUTICS, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(unaudited, in thousands, except share and per share data)

	June 30, 2023	December 31, 2022
Assets
Current assets:
Cash and cash equivalents	$229,520	$163,030
Short term investments	—	18,311
Collaboration receivable - related party	7,559	—
Inventories	5,340	—
Prepaid expenses and other current assets	8,819	13,423

Total current assets	251,238	194,764
Property and equipment, net	24,026	22,985
Operating lease assets	110,283	110,984
Restricted cash	8,185	8,185
Restricted investments	1,401	1,401
Other non-current assets	11,254	10,465

Total assets	$406,387	$348,784

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$12,922	$17,440
Accrued expenses and other current liabilities (1)	55,878	59,840
Operating lease liabilities	5,470	3,601
Short term portion of note payable, net of discount	—	456
Deferred income - related party	2,817	—
Deferred revenue - related party	811	4,259

Total current liabilities	77,898	85,596
Long term portion of note payable, net of discount	100,742	50,591
Operating lease liabilities, net of current portion	106,706	107,942
Deferred revenue, net of current portion - related party	94,927	92,430
Warrant liability	1,968	—
Other long-term liabilities	1,532	1,442

Total liabilities	383,773	338,001

Commitments and contingencies (Note 14)
Stockholders’ equity:
Preferred stock, $0.001 par value; 10,000,000 shares authorized at June 30, 2023 and December 31, 2022; no shares issued and outstanding at June 30, 2023 and December 31, 2022	—	—
Common stock, $0.001 par value; 240,000,000 and 200,000,000 shares authorized at June 30, 2023 and December 31, 2022, respectively; 128,037,679 and 125,222,273 shares issued and outstanding at June 30, 2023 and December 31, 2022, respectively	128	125
Additional paid-in capital	911,620	875,181
Accumulated other comprehensive loss	(1)	(12)
Accumulated deficit	(889,133)	(864,511)

Total stockholders’ equity	22,614	10,783

Total liabilities and stockholders’ equity	$406,387	$348,784

[1]	Includes related party amounts of $31,372 and $34,770 at June 30, 2023 and December 31, 2022, respectively

SERES THERAPEUTICS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME (LOSS)

(unaudited, in thousands, except share and per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2023	2022	2023	2022
Revenue:
Collaboration revenue - related party	$126,473	$1,216	$125,951	$2,709

Total revenue	126,473	1,216	125,951	2,709
Operating expenses:
Research and development expenses	46,792	43,935	90,761	83,584
General and administrative expenses	28,051	20,335	50,521	38,906
Collaboration (profit) loss sharing - related party	2,106	271	5,713	(705)

Total operating expenses	76,949	64,541	146,995	121,785

Income (loss) from operations	49,524	(63,325)	(21,044)	(119,076)

Other income (expense):
Interest income	1,726	395	2,758	779
Interest expense	(3,187)	(1,501)	(5,135)	(2,413)
Other expense	(1,511)	(304)	(1,201)	(649)

Total other expense, net	(2,972)	(1,410)	(3,578)	(2,283)

Net income (loss)	$46,552	$(64,735)	$(24,622)	$(121,359)

Net income (loss) per share attributable to common stockholders, basic	$0.36	$(0.70)	$(0.19)	$(1.32)
Net income (loss) per share attributable to common stockholders, diluted	$0.36	$(0.70)	$(0.19)	$(1.32)

Weighted average common shares outstanding, basic	127,713,486	92,255,416	126,793,342	92,224,382
Weighted average common shares outstanding, diluted	129,844,931	92,255,416	126,793,342	92,224,382

Other comprehensive (loss) income:
Unrealized (loss) gain on investments, net of tax of $0	(2)	(41)	10	(196)
Currency translation adjustment	(1)	—	1	—

Total other comprehensive (loss) income	(3)	(41)	11	(196)

Comprehensive income (loss)	$46,549	$(64,776)	$(24,611)	$(121,555)

References:

1.	Peled, J, Gomes, A, Devlin, S, et al. (2020). Microbiota as Predictor of Mortality in Allogeneic Hematopoietic-Cell Transplantation. N Engl J Med. 382(9), 822–834. DOI: 10.1056/nejmoa1900623

IR and PR Contact:

Carlo Tanzi, Ph.D.

ctanzi@serestherapeutics.com

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